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                                       Filed Pursuant to Rule 424(b)(3)
                                       Registration No. 333-106300


                       APPLIED DIGITAL SOLUTIONS, INC.
                         PROSPECTUS SUPPLEMENT NO. 4
                 TO THE PROSPECTUS DATED SEPTEMBER 10, 2003

                      3,104,858 shares of Common Stock

            We are offering 3,104,858 shares of our common stock under the terms of three separate securities purchase agreements entered into on September 19, 2003, with each of First Investors Holding Co., Inc., Cranshire Capital, LP and Magellan International LTD. On the third settlement date of October 3, 2003, First Investors Holding Co., Inc. purchased 1,962,000 shares, Cranshire Capital, LP purchased 571,429 shares, and Magellan International LTD purchased 571,429 shares.

            The three securities purchase agreements collectively provide for the purchase of an aggregate of 22,857,143 shares of our common stock on up to ten settlement dates following our filing of a report on Form 8-K reporting our entering into these agreements, which occurred on September 19, 2003. This prospectus supplement relates to the third settlement date of October 3, 2003, for purchases under each securities purchase agreement.

            In accordance with the terms of the securities purchase agreements, the shares are being purchased at a price of $0.35 per share. On October 2, 2003, the last reported sales price of our common stock (symbol:
"ADSX") on the Nasdaq SmallCap Market was $0.40 per share.

            This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement covers our offering of up to 30 million shares of our common stock. This prospectus supplement provides specific information about the offering of common stock under this registration statement, and updates information provided in the prospectus dated September 10, 2003, as supplemented on September 19, 2003, on September 25, 2003, and on September 30, 2003. You should read both this prospectus supplement and the prospectus, as previously supplemented, carefully.

            AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus supplement is October 3, 2003.